    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2002

                                                      REGISTRATION NO. 333-72832

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                        CAPITAL ONE FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   54-1719854
                                (I.R.S. employer
                               identification no.)

                            2980 FAIRVIEW PARK DRIVE
                        FALLS CHURCH, VIRGINIA 22042-4525
                                 (703) 205-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              --------------------

                           JOHN G. FINNERAN, JR., ESQ.
                            EXECUTIVE VICE PRESIDENT,
                     GENERAL COUNSEL AND CORPORATE SECRETARY
                        CAPITAL ONE FINANCIAL CORPORATION
                            2980 FAIRVIEW PARK DRIVE
                        FALLS CHURCH, VIRGINIA 22042-4525
                                 (703) 205-1000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              --------------------

                                   Copies to:

                                  JEAN K. TRAUB
                            ASSISTANT GENERAL COUNSEL
                        CAPITAL ONE FINANCIAL CORPORATION
                            2980 FAIRVIEW PARK DRIVE
                        FALLS CHURCH, VIRGINIA 22042-4525
                                 (703) 205-1000

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement as determined by the selling stockholders.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                              PROPOSED
                                                           PROPOSED           MAXIMUM
                                                           MAXIMUM           AGGREGATE          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE     OFFERING PRICE        OFFERING        REGISTRATION
TO BE REGISTERED AND SOLD(1)           REGISTERED(1)      PER SHARE(2)        PRICE(2)             FEE
-------------------------------------------------------------------------------------------------------------
   Common Stock, par value
   $.01 per share, with attached
   Rights(3)......................      3,728,643           $42.40        $158,094,463.20     $39,523.61(4)
=============================================================================================================

(1) Represents the maximum number of shares of common stock of Capital One Financial Corporation that may be offered and sold hereunder. The common stock being registered hereby includes associated preferred stock purchase rights, which initially are attached to and traded with the shares of the registrant's common stock. Value attributable to such rights, if any, is reflected in the market price of the common stock.

(2) The maximum offering price per share has been determined solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices for the common stock reported on the New York Stock Exchange on October 31, 2001.

(3) The rights are to purchase the registrant's Cumulative Participating Junior Preferred Stock. Until the occurrence of certain prescribed events, none of which has occurred as of the date of this registration statement, the rights are not exercisable, are evidenced by the certificates representing the registrant's common stock, and will be transferred along with, and only with, the registrant's common stock.

(4)     Previously paid.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED JANUARY 16, 2002

                                   PROSPECTUS

                        3,728,643 SHARES OF COMMON STOCK

                        CAPITAL ONE FINANCIAL CORPORATION

        This prospectus relates to up to 3,728,643 shares of our common stock, par value $.01 per share, which may be offered and sold from time to time by certain of our stockholders, all of whom are named in this prospectus. The selling stockholders have acquired such shares in connection with our acquisition of PeopleFirst, Inc. ("PeopleFirst"), which occurred on October 9, 2001.

        We will not receive any of the proceeds from the sale of the shares. The selling stockholders may offer the shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. All costs, expenses and fees in connection with the registration of the shares will be borne by us.

        Our common stock is listed on the New York Stock Exchange, under the symbol "COF". On January 15, 2002, the last reported sale price for the common stock was $53.55 per share.

        YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS STARTING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SECURITIES BEING OFFERED BY THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS JANUARY 16, 2002.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. SHARES OF COMMON STOCK ARE BEING OFFERED AND SOLD ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                                TABLE OF CONTENTS

Forward-Looking Statements .....................................        2
The Company ....................................................        3
Risk Factors ...................................................        4
Use of Proceeds ................................................        9
Selling Stockholders ...........................................        9
Plan of Distribution ...........................................        18
Legal Matters ..................................................        19
Experts ........................................................        19
Where You Can Find More Information ............................        19
Incorporation of Certain Documents By Reference ................        19

                           FORWARD LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. Forward-looking statements include information relating to growth in earnings per share, return on equity, growth in managed loans outstanding and customer accounts, net interest margins, funding costs, operations costs and employment growth, marketing expense, delinquencies and charge-offs. Forward-looking statements also include statements using words such as "expect", "anticipate", "intent", "plan", "believe", "estimate" or similar expressions. We have based these forward-looking statements on our current plans, estimates and projections, and you should not unduly rely on them.

        Numerous factors could cause our actual results to differ materially from those described in forward-looking statements, including, among other things:

        - continued intense competition from numerous providers of products and services which compete with our businesses;

        - an increase in credit losses (including increases due to worsening of economic conditions);

        - our ability to continue to securitize our credit cards and consumer loans and to otherwise access the capital markets at attractive rates and terms to fund our operations and future growth;

        - losses associated with new products or services or expansion internationally;

        - our ability to recruit experienced personnel to assist in the management and operations of new products and services; and

        - the factors set forth in this prospectus under the caption "Risk Factors" and other factors listed from time to time in reports we file with the Securities and Exchange Commission.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the factors discussed above in evaluating these forward-looking statements.

                                   THE COMPANY

        We are a holding company incorporated in Delaware on July 21, 1994. Our subsidiaries provide a variety of products and services to consumers using our proprietary information-based strategy, which is described in more detail below. Our common stock is listed on the New York Stock Exchange under the symbol "COF" and is included in the Standard & Poor's 500 Index. Our principal executive office is located at 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525, our telephone number is (703) 205-1000 and our internet address is http://www.capitalone.com.

        We began our operations in 1953, the same year as the formation of what is now MasterCard International. We are one of the largest providers of MasterCard and Visa(1)credit cards in the world and are one of the oldest continually operating bankcard issuers in the United States. Our historic growth in managed consumer loans and credit card accounts is due largely to the dynamics of the credit card industry and the success of our proprietary information-based strategy, which we launched in 1988. As of December 31, 2001, we had total reported assets of $28.2 billion and total reported liabilities of $24.9 billion.

CAPITAL ONE BANK

        Our principal subsidiary is Capital One Bank, which we call "the Bank." The Bank is a limited purpose Virginia state chartered bank that offers credit card products. The holding company's principal asset is its equity interest in the Bank. As of December 31, 2001, the Bank constituted approximately 74% of our managed assets. The Bank offers a variety of credit card products, including:

-       Visa and MasterCard brands;

-       Platinum and Gold premium label cards;

-       Secured and unsecured standard product cards; and

- United States and international offerings, with a current focus on the United Kingdom, Canada and France.

CAPITAL ONE, F.S.B.

        We also have a federally chartered savings bank subsidiary, Capital One, F.S.B., which we call "the Savings Bank". The Savings Bank was established in June 1996 to offer consumer lending products and deposits. The Savings Bank offers, and expects to continue to offer, multiple financial products and services by using our information-based strategy and existing information technology systems.

        We have filed applications with the Board of Governors of the Federal Reserve System and the State Corporation Commission of Virginia, Bureau of Financial Institutions, to merge the Bank and the Savings Bank. If approved, the Bank would be the surviving institution, and would, concurrently with the merger, convert from a state-chartered limited purpose credit card bank to a state-chartered savings bank. The resulting institution would retain the name "Capital One Bank," as well as its membership in the Federal Reserve System.






-----------------------------
(1) MasterCard and Visa are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

INFORMATION-BASED STRATEGY

        Our information-based strategy allows us to differentiate among customers based on their credit risk, credit card usage and other characteristics. Our information-based strategy involves:

-       developing sophisticated credit models;

-       enhancing state of the art information systems;

- recruiting and keeping well-trained personnel to create a flexible working culture; and

- segmenting potential customer lists based on credit scores, demographics, customer behavioral characteristics and other criteria.

        We use this strategy to design customized products and solicitations for targeted customer segments. This leads to greater customer response levels and, eventually, increased revenues within our risk models.

        We apply our information-based strategy to all areas of our business, including solicitations, account management, credit line management, pricing strategies, usage stimulation, collections, recoveries, and account and balance retention. Some examples of where we have used our information-based strategy in the credit card business include, and are expected to continue to include, various low introductory and intermediate-rate balance transfer products, and other customized credit card products. We have expanded our information-based strategies beyond our credit card business and use it in other financial and non-financial businesses to identify new product opportunities and to make informed investment decisions regarding our existing products. These products and services include selected non-credit card consumer lending products, such as automobile financing, and our deposit-taking business.

ACQUISITION OF PEOPLEFIRST

        This prospectus relates to up to 3,728,643 shares of our common stock which may be offered and sold from time to time by certain of our stockholders, all of whom are named in this prospectus. The selling stockholders have acquired such shares in connection with our acquisition of PeopleFirst.

                                  RISK FACTORS

        This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information relating to our future earnings per share, return on equity, growth in managed loans outstanding and customer accounts, net interest margins, funding costs, operations costs and employment growth, marketing expense, delinquencies and charge-offs. Forward-looking statements also include statements using words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" or similar expressions. We have based these forward-looking statements on our current plans, estimates and projections, and you should not unduly rely on them.

        Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risks discussed below. Our future performance and actual results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the factors discussed below in evaluating these forward-looking statements.

        This section highlights specific risks that could affect our business and us. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

We Face Intense Competition in all of our Markets

        We face intense competition from many other providers of credit cards and other consumer financial products and services. In particular, we compete with international, national, regional and local bank card issuers, with other general purpose credit or charge card issuers, and to a certain extent, issuers of smart cards and debit cards. In addition, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, which permits greater affiliations between banks, securities firms and insurance companies, may increase competition in the financial services industry, including in the credit card business. Increased competition has resulted in, and may continue to cause, a decrease in credit card response rates and reduced productivity of marketing dollars invested in certain lines of business. Other credit card companies may compete with us for customers by offering lower interest rates and fees and/or higher credit limits. Because customers generally choose credit card issuers based on price (primarily interest rates and fees), credit limit and other product features, customer loyalty is limited. We may lose entire accounts, or may lose account balances, to competing card issuers. This customer attrition, together with any lowering of interest rates or fees that we might implement to retain customers, could reduce our revenues and therefore our earnings.

        In the past, we faced intense competition primarily in the market for our low introductory rate credit cards. Recently, however, competition in the markets for our other credit card products, such as our low fixed-rate cards, secured cards and other customized cards, has become more intense. The cost to acquire new accounts varies along business lines and is expected to rise as we move beyond the domestic card market. We expect that competition will continue to grow more intense with respect to most of our products, including our products offered internationally.

Fluctuations in Our Accounts and Loan Balances Will Affect Our Financial Results

        Our accounts and loan balances and the rate at which they grow are affected by a number of factors, including how we allocate our marketing investment among different products and the rate at which customers transfer their accounts and loan balances to us or away from us to competing card issuers. Accounts and loan balances are also affected by general economic conditions, which may increase or decrease the amount of spending by customers and affect their ability to repay their loans, and other factors beyond our control.

        Because we designed our IBS to take advantage of market opportunities by differentiating among customers and targeting growth opportunities, we cannot forecast how much we will spend for marketing, how we will spend such funds, or on which products. Accordingly, our account and loan balance growth is affected by which products our IBS identifies as targeted growth opportunities and our continual reassessment of those targets, general economic conditions, and many other factors. Our results, therefore, will vary as marketing investments, accounts and loan balances fluctuate.

It is Difficult to Sustain and Manage Growth

        Our growth strategy is threefold. First, we seek to continue to grow our domestic credit card business. Second, we desire to grow our lending business, including credit cards, internationally, in the United Kingdom, Canada and beyond. Third, we hope to identify and pursue new business opportunities. Our management believes that, through IBS, we can achieve these objectives. However, there are a number of factors that can affect our ability to do so, including:

                - our ability to retain existing customers and to attract new customers;

                -       the growth of existing and new account balances;

                -       the delinquency and charge-off levels of accounts;

                -       the availability of funding on favorable terms;

                - the amount of funds available for marketing to solicit new customers;

                -       general economic and other factors;

                -       postal service disruptions and costs;

                -       the legal and regulatory environment;

                -       a favorable interest rate environment;

                - our ability to build or acquire the necessary operational and organizational infrastructure;

                -       our ability to manage expenses as we expand; and

                - our ability to recruit experienced management and operations personnel.

        Our expansion internationally is affected by additional factors, including limited access to information, differences in cultural attitudes toward credit, new regulatory and legislative environments, political developments, exchange rates and differences from the historical experience of portfolio performance in the United States and other countries.

        Difficulties or delays in the development, production, testing and marketing of new products or services will affect the success of such products or services and can cause losses associated with the costs to develop unsuccessful products and services. Such difficulties could include:

                - failure to implement new product or service programs on time;

                - failure of customers to accept these products or services;

                -       operational difficulties or delays;

                - losses arising from the testing of new products or services; and

                -       legal and other difficulties.

        In addition, we may not achieve the same financial results in connection with any new products and services we offer as we achieved in the past from our credit card business.

We May Experience Limited Availability of Financing and Variation in Our Funding Costs

        The securitization of consumer loans, which involve the sale of beneficial interests in consumer loan balances, is one of our major sources of funding. As of December 31, 2001, we had $27.4 billion, or approximately 60%, of our total loans subject to securitization transactions. Our ability to use securitization funding depends on how difficult and expensive such funding is. Until now, we have completed securitization transactions on terms that we believe are acceptable. However, securitization transactions can be affected by many factors. Economic, legal, regulatory, accounting and tax changes can make securitization funding more difficult, more expensive or unavailable on any terms both domestically and internationally, where the securitization of consumer loans may be on terms more or less favorable than in the United States. For example, securitizations that meet the criteria for sale treatment under generally accepted accounting principles may not always be an attractive source of funding for us, and we may have to seek other more expensive funding sources in the future.

        In general, the amount, type and cost of our financing, including financing from other financial institutions, the capital markets and deposits, affect our financial results. A number of factors could make such financing more difficult, more expensive or unavailable including, but not limited to, changes within our organization, changes in the activities of our business partners, changes affecting our investments, interest rate fluctuations and regulatory changes. In addition, we compete for funding with other banks, savings banks and similar companies. Some of these institutions are publicly traded. Many of these institutions are substantially larger, have more capital and other resources and have better financial ratings than we do. Competition from these other borrowers may increase our cost of funds. Events that disrupt capital markets and other factors beyond our control could also make our funding sources more expensive or unavailable.

We May Experience Increased Delinquencies and Credit Losses

        Like other credit card lenders, we face the risk that we will not be able to collect on our accounts because accountholders may not repay their credit card and other unsecured loans. Consumers who miss payments on their credit card and other unsecured loans often fail to repay them, and consumers who file for protection under the bankruptcy laws generally do not repay their credit card and other unsecured loans. Therefore, the rate of missed payments, or "delinquencies," on our portfolio of loans, and the rate at which consumers may be expected to file for bankruptcy, can be used to predict the future rate at which we will charge-off our consumer loans. A high charge-off rate would hurt our overall financial performance and the performance of our securitizations and increase our cost of funds.

        Widespread increases in past-due payments and nonpayment are likely to occur if the country or a regional area experiences an economic downturn, such as a recession. In addition, credit card accounts tend to exhibit a rising trend of delinquency and credit losses as they "season," or age. As a result of seasoning of our portfolio and other factors, we have experienced an increase in our managed net charge-off rate from 3.92% in the third quarter of 2001 to 4.42% in the fourth quarter of 2001. Delinquencies and credit losses could also occur for other reasons. For example, fraud can cause losses. Likewise, if we make fewer loans than we have in the past, the proportion of new loans in our portfolio will decrease and the delinquency rate and charge-off rate may increase. Therefore, the seasoning of accounts or a slowdown in the rate at which we acquire new accounts may require higher loan loss provisions and reserves. This would reduce our earnings unless offset by other changes.

        In addition, we market many of our products to consumers who have less experience with credit risk and performance, and who therefore tend to experience higher delinquency and charge-off rates. We refer to these consumers as "underserved" . Our goal is to use IBS to set the credit limits and price products forunderserved consumers relative to the risk of anticipated associated losses, but we may not set high enough fees and rates for these accounts to offset the higher delinquency and loss rates we may experience.

We Face Risk From Economic Downturns and Social Factors

        Delinquencies and credit losses in the credit card industry generally increase during economic downturns or recessions. Likewise, consumer demand may decline during an economic downturn or recession. Accordingly, an economic downturn or recession (either local or national) can hurt our financial performance as accountholders default on their loans or carry lower balances. As we increasingly market our cards internationally, an economic downturn or recession outside the United States also could hurt our financial performance. A variety of social factors also may cause changes in credit card use, payment patterns and the rate of defaults by accountholders. These social factors include changes in consumer confidence levels, the public's perception of the use of credit cards and changing attitudes about incurring debt and the stigma of personal bankruptcy. Our goal is to manage these risks through our underwriting criteria and product design, but these tools may not be enough to protect our growth and profitability during a sustained period of economic downturn or recession or a material shift in social attitudes.

We Face Risks of Interest Rate Fluctuations

        Like other financial institutions, we borrow money from institutions and depositors which we then lend to customers. We earn interest on the consumer loans we make, and pay interest on the deposits and borrowings we use to fund those loans. The difference between these two interest rates affects the value of our assets and liabilities. If the rate of interest we pay on our borrowings increases more than the rate of interest we earn on our loans, our net interest income, and therefore our earnings, could fall. Our earnings could also be hurt if the rates on our consumer loans fall more quickly than those on our borrowings.

        The financial instruments and techniques we use to manage the risk of interest rate fluctuations, such as asset/liability matching, interest rate swaps and hedges, may not always work successfully. Our goal is generally to maintain an interest rate neutral or "matched" position, where interest rates on loans and borrowings go up or down by the same amount and at the same time so that interest rate changes for loans or borrowings will not affect our earnings. We cannot, however, always achieve this position at a reasonable cost. Furthermore, if these techniques become unavailable or impractical, our earnings could be less than we may have anticipated.

        We also manage these risks partly by changing the interest rates we charge on our credit card accounts. The success of repricing accounts to match an increase or decrease in our borrowing rates depends on the overall product mix of such accounts, the actual amount of accounts repriced, the rate at which we are originating new accounts and our ability to retain accounts (and the related loan balances) after repricing. For example, if we increase the interest rate we charge on our credit card accounts and the accountholders close their accounts as a result, we won't be able to match our increased borrowing costs as quickly if at all.

Changes in Regulation and Legislation Can Affect Our Results

        Federal and state laws and rules, as well as rules to which we are subject in foreign jurisdictions in which we conduct business, significantly limit the types of activities in which we engage. For example, federal and state consumer protection laws and rules limit the manner in which we may offer and extend credit. From time to time, the United States Congress and the states consider changing these laws and may enact new laws or amend existing laws to regulate further the consumer lending industry. Such new laws or rules could limit the amount of interest or fees we can charge, restrict our ability to collect on account balances, or materially affect us or the banking or credit card industries in some other manner. Additional federal and state consumer protection legislation also could seek to expand the privacy protections afforded to customers of financial institutions and restrict our ability to share or receive customer information.

        The laws governing bankruptcy and debtor relief, in the U.S. or in foreign jurisdictions in which we conduct business, also could change, making it more expensive or more difficult for us to collect from our customers. Congress currently is considering legislation that would change the existing federal bankruptcy laws. One intended purpose of this legislation is to increase the collectibility of unsecured debt, however, it is not clear whether or in what form Congress may adopt this legislation and we cannot predict how this legislation may affect us.

        In addition, banking regulators possess broad discretion to issue or revise regulations, or to issue guidance regarding the interpretation or application of such regulations, which may significantly impact the Corporation, the Bank or the Savings Bank. For example, the banking agencies have issued examiner guidelines governing subprime lending activities which may require financial institutions engaged in such lending to carry higher levels of capital and/or loan loss reserves. Regulators have also recently restricted the ability of two credit card issuers to provide further credit to higher risk customers due principally to supervisory concerns over rising charge-off rates and capital adequacy. We maintain an active dialogue with our banking agency regulators and believe that our capital levels and risk management practices are appropriate for our business. We cannot, however, predict whether and how any new guidelines issued or other regulatory actions taken by the agencies will be applied to the Bank or the Savings Bank or the resulting effect on the Corporation, the Bank or the Savings Bank.

        In addition, the existing laws and rules, both in the U.S and in the foreign jurisdictions in which we conduct operations, are complex. If we fail to comply with them we might not be able to collect our loans in full, or we might be required to pay damages or penalties to our customers. For these reasons, new or changes in existing laws or rules could hurt our profits.

Fluctuations in Our Expenses and Other Costs May Hurt Our Financial Results

        Our expenses and other costs, such as human resources and marketing expenses, directly affect our earnings results. Many factors can influence the amount of our expenses, as well has how quickly they grow. For example, increases in postal rates currently contemplated by postal regulators could raise our costs for postal service, which is a significant component of our expenses for marketing and for servicing our 43.8 million accounts as of December 31, 2001. As our business develops, changes or expands, additional expenses can arise from asset purchases, structural reorganization or a reevaluation of business strategies. Other factors that can affect the amount of our expenses include legal and administrative cases and proceedings, which can be expensive to pursue or defend. In addition, changes in accounting policies can significantly affect how we calculate expenses and earnings.

                                 USE OF PROCEEDS

        The selling stockholders are offering all of the shares of common stock covered by this prospectus. We will not receive any proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

        The following table sets forth:

        - the name and principal position or positions over the past three years with us of each selling stockholder;

        - the number of shares of our common stock owned by each selling stockholder as of January 16, 2002;

        - the number of shares of our common stock being registered under this registration statement, some or all of which shares may be sold from time to time pursuant to this prospectus; and

        - the number of shares of our common stock and the percentage of the total class of common stock outstanding to be owned by each selling stockholder following this offering, assuming the sale pursuant to this offering of all the shares being registered under this registration statement.

        The following table includes information provided to us by the selling stockholders. Since the date on which they provided us with the relevant information, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of our common stock or purchased additional shares of our common stock.

        There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this registration statement.

        The inclusion in the table of the individuals named in the table shall not be deemed to be an admission that any such individuals are our "affiliates."

                                                                                              SHARES BENEFICIALLY OWNED IF
                                                                                             ALL SHARES REGISTERED ARE SOLD
                              PRINCIPAL POSITION(s)   NUMBER OF SHARES                       ------------------------------
          NAME OF SELLING     OF BENEFICIARY WITH    BENEFICIALLY OWNED   NUMBER OF SHARES
            STOCKHOLDER            CAPITAL ONE        PRIOR TO OFFERING      REGISTERED       NUMBER               PERCENT
            -----------            -----------        -----------------      ----------       ------               -------

        AbelesTrust UAD           N/A                      5,712               5,712               0               *

        Ahto Family Limited       N/A                      4,678               4,678               0               *
        Partnership

                                                                                              SHARES BENEFICIALLY OWNED IF
                                                                                             ALL SHARES REGISTERED ARE SOLD
                              PRINCIPAL POSITION(s)   NUMBER OF SHARES                       ------------------------------
          NAME OF SELLING     OF BENEFICIARY WITH    BENEFICIALLY OWNED   NUMBER OF SHARES
            STOCKHOLDER            CAPITAL ONE        PRIOR TO OFFERING      REGISTERED       NUMBER               PERCENT
            -----------            -----------        -----------------      ----------       ------               -------
        Alan Rappaport            N/A                        835                 835               0               *

        Alan Wilkinson            N/A                      1,671               1,671               0               *

        Albert J. Miller &        N/A (1)                  2,284               2,284               0               *
        Kathleen J. Miller

        Alfred T. d'Alberti &     N/A                      5,793               5,793               0               *
        Julia K. Galliker

        American Express          N/A                     66,853              66,853               0               *
        Travel Related
        Services, Inc.

        Anchorage Angels, LLC     N/A                      3,114               3,114               0               *

        Andreas Hinrichs          N/A                      9,868               9,868               0               *

        Anthony Kotcher &         N/A                      1,305               1,305               0               *
        Desiree E. Kotcher

        Barry Schrag              N/A                      2,611               2,611               0               *

        Baystar Capital, LP       N/A                     22,284              22,284               0               *

        Baystar International     N/A                     11,142              11,142               0               *
        Ltd.

        Bernice S. Postley        N/A                      1,169               1,169               0               *
        Trust

        Bill Cook                 N/A                        428                 428               0               *

        Bill Strench              N/A                         78                  78               0               *

        Brian Reed                President,              12,336              12,336               0               *
                                  PeopleFirst, Inc.

        Bryan Martin              N/A                        334                 334               0               *

        Carrie Cooper             Process Training           856                 856               0               *
                                  Manager,
                                  PeopleFirst, Inc.

        Catherine T. Bailey       N/A                     26,707              26,707               0               *

        Charles N. Myhre          N/A                        571                 571               0               *

        Charles Rockwood          N/A                         82                  82               0               *

        Christopher L. Baldwin    N/A                      3,427               3,427               0               *

        Colleen S. Grost          N/A                        571                 571               0               *
        (Waterhouse National
        Bank fbo)

        Dan Sussman               N/A                        642                 642               0               *

                                                                                              SHARES BENEFICIALLY OWNED IF
                                                                                             ALL SHARES REGISTERED ARE SOLD
                              PRINCIPAL POSITION(s)   NUMBER OF SHARES                       ------------------------------
          NAME OF SELLING     OF BENEFICIARY WITH    BENEFICIALLY OWNED   NUMBER OF SHARES
            STOCKHOLDER            CAPITAL ONE        PRIOR TO OFFERING      REGISTERED       NUMBER               PERCENT
            -----------            -----------        -----------------      ----------       ------               -------
        Dana A. Quattrin          Chief                    2,142               2,142               0               *
                                  Administrative
                                  Officer,
                                  PeopleFirst, Inc.

        Dana A. Quattrin IRA      Chief                      285                 285               0               *
        (National Investor        Administrative
        Services fbo)             Officer,
                                  PeopleFirst, Inc.

        Daniel Seymour            N/A                      1,440               1,440               0               *

        Jonathan Daniel           N/A                     37,747              37,747               0               *
        Chevatt Seymour
        Irrevocable Trust U/A

        David Coulter             N/A                      1,671               1,671               0               *

        David G. Soule            N/A                        783                 783               0               *

        David G. Zeller           Chief Operating       246,286+              98,669        151,860+               *
                                  Officer,
                                  PeopleFirst, Inc.

        David G. Zeller           Chief Operating          6,314               6,314               0               *
        (Waterhouse National      Officer,
        Bank fbo)                 PeopleFirst, Inc.

        Marie Zeller              N/A(2)                   3,027               3,027               0               *
        (Waterhouse National
        Bank fbo)

        David Yeres               N/A                      1,428               1,428               0               *

        DCX.net Holding Gmbh      N/A                    471,076             471,076               0               *

        Deborah K. Miller &       N/A                      1,142               1,142               0               *
        Kathy K. McGinnis

        Dennis Crum               N/A                        155                 155               0               *

        Douglas G. Gzym &         N/A                     17,136              17,136               0               *
        Elizabeth R. Tucker

        E. Bulkeley Griswold      N/A                     11,142              11,142               0               *

        E. Bulkeley Griswold      N/A                      2,072               2,072               0               *
        (L&L Capital Partners,
        LLC Profit Sharing
        401(k) Plan fbo)

        Edgar Masinter            N/A                        835                 835               0               *

        Edsel Langley & Irene     N/A                      2,611               2,611               0               *
        Clifford Langley

        Eileen Bannon             N/A                      1,876               1,876               0               *

                                                                                              SHARES BENEFICIALLY OWNED IF
                                                                                             ALL SHARES REGISTERED ARE SOLD
                              PRINCIPAL POSITION(s)   NUMBER OF SHARES                       ------------------------------
          NAME OF SELLING     OF BENEFICIARY WITH    BENEFICIALLY OWNED   NUMBER OF SHARES
            STOCKHOLDER            CAPITAL ONE        PRIOR TO OFFERING      REGISTERED       NUMBER               PERCENT
            -----------            -----------        -----------------      ----------       ------               -------
        Ellsperman Limited        Sole partner is          2,532               2,532               0               *
        Partnership               Chief Financial
                                  Officer,
                                  PeopleFirst, Inc.

        Eric L. Hedegaard         Chief Systems          37,973+              16,278         21,695+               *
                                  Architect,
                                  PeopleFirst, Inc.

        Eric L. Hedegaard IRA     Chief Systems            1,714               1,714               0               *
        (Waterhouse National      Architect,
        Bank fbo)                 PeopleFirst, Inc.

        Eric Wilkinson            N/A                        334                 334               0               *

        Evan P. Bakst             N/A                        501                 501               0               *

        Frederick B. Utley, III   N/A                      5,222               5,222               0               *

        Gary J. Miller            Chief Executive       396,948+             231,699        195,249+               *
                                  Officer,
                                  PeopleFirst, Inc.

        Gary J. Miller            Chief Executive         12,224              12,224               0               *
        (Waterhouse National      Officer,
        Bank fbo)                 PeopleFirst, Inc.

        Geoffrey M. Halverson     Vice President,            754                 754               0               *
        IRA (Waterhouse           PeopleFirst, Inc.
        National Bank fbo)

        Carol Halverson           N/A(3)                     183                 183               0               *

        Eric Halverson            N/A(4)                     174                 174               0               *

        Gilbert J. Postley        N/A                        835                 835               0               *
        Trust

        Greg Chapman              N/A                      7,894               7,894               0               *

        Gregory Lee Chapman       N/A                      5,140               5,140               0               *
        (Waterhouse National
        Bank fbo)

        Harold Pote               N/A                        668                 668               0               *

        Harry F. Meyers &         N/A                      1,428               1,428               0               *
        Ruth Meyers

        Helayne L. Baron          N/A                      1,428               1,428               0               *

        Irving W. Bailey, II      N/A                    109,583             109,583               0               *

        IWB Investments, L.P.     N/A                     31,093              31,093               0               *

        J. Robert Bredahl         N/A                        571                 571               0               *

        James A. Parrish &        N/A                      7,833               7,833               0               *
        Phyllis W. Parrish

                                                                                              SHARES BENEFICIALLY OWNED IF
                                                                                             ALL SHARES REGISTERED ARE SOLD
                              PRINCIPAL POSITION(s)   NUMBER OF SHARES                       ------------------------------
          NAME OF SELLING     OF BENEFICIARY WITH    BENEFICIALLY OWNED   NUMBER OF SHARES
            STOCKHOLDER            CAPITAL ONE        PRIOR TO OFFERING      REGISTERED       NUMBER               PERCENT
            -----------            -----------        -----------------      ----------       ------               -------
        James E. Wangerin &       N/A                      2,611               2,611               0               *
        Patricia A. Wangerin

        Jasna Markovac            N/A(5)                   1,712               1,712               0               *

        Jasna Markovac IRA        N/A                      3,085               3,085               0               *
        (National Investor
        Services fbo)

        Jason Baker & Mary        N/A                        571                 571               0               *
        Cunningham-Baker

        Jay R. Braman             N/A                      4,855               4,855               0               *

        Jeffrey D. Nabi           N/A                      1,876               1,876               0               *

        Jerry Staub               N/A                        394                 394               0               *

        JG Funding, LLC           N/A                    231,957             231,957               0               *

        Joann Hendleman           N/A                        128                 128               0               *

        Joel Coleman              N/A                        428                 428               0               *

        John Achberger            N/A                      4,284               4,284               0               *

        John Black                N/A                        382                 382               0               *

        John Black (National      N/A                        742                 742               0               *
        Investor Services fbo)

        John G. Barry             N/A                      3,884               3,884               0               *

        John Barry IRA            N/A                        742                 742               0               *
        (Waterhouse National
        Bank fbo)

        John Hermann, Jr.         N/A                        835                 835               0               *

        John MacWilliams          N/A                        835                 835               0               *

        Jon Stewart               N/A                        571                 571               0               *

        Jon Stewart &             N/A                        571                 571               0               *
        Michelle Stewart

        Jonathan Klein            N/A                         68                  68               0               *

        Joseph M. Donovan         N/A                     16,401              16,401               0               *

        Joseph Donovan (Smith     N/A                     11,424              11,424               0               *
        Barney, as IRA
        custodian fbo)

        JP Morgan Capital         N/A                    436,260             436,260               0               *
        Corporation

        Jure Grahovac &           N/A                        571                 571               0               *
        Lidija Gradhovac

                                                                                              SHARES BENEFICIALLY OWNED IF
                                                                                             ALL SHARES REGISTERED ARE SOLD
                              PRINCIPAL POSITION(s)   NUMBER OF SHARES                       ------------------------------
          NAME OF SELLING     OF BENEFICIARY WITH    BENEFICIALLY OWNED   NUMBER OF SHARES
            STOCKHOLDER            CAPITAL ONE        PRIOR TO OFFERING      REGISTERED       NUMBER               PERCENT
            -----------            -----------        -----------------      ----------       ------               -------
        Kenneth J. Jakubowski     N/A                      6,895               6,895               0               *
        & Kimberly J. Donovan

        Kevin McGivern            N/A                        512                 512               0               *

        Kristen Holguin           N/A(6)                      91                  91               0               *

        Kris Brawn                N/A                      1,028               1,028               0               *

        L&L Capital Partners,     N/A                      4,127               4,127               0               *
        LLC

        Larry J. Dobb &           N/A                        285                 285               0               *
        Janice K. Dobb

        Lawrence R. Filiberto     N/A                      1,876               1,876               0               *

        Lehman Brothers           N/A                      8,356               8,356               0               *
        Investments Group, Inc.

        Lucinda E. Rehmert        N/A                        571                 571               0               *

        Ludwig Herold             N/A                      2,955               2,955               0               *

        Madison Capital           N/A                        523                 523               0               *
        Markets, LLC

        Madison Dearborn          N/A                    485,603             485,603               0               *
        Capital Partners III,
        L.P.

        Madison Dearborn          N/A                      5.013               5,013               0               *
        Special Advisors Fund I,
        LLC

        Madison Dearborn          N/A                     10,782              10,782               0               *
        Special Equity III,
        L.P.

        Marc A. Burton            N/A                      5,712               5,712               0               *

        Mail Boxes Etc. USA,      N/A                     16,713              16,713               0               *
        Inc.

        Mario Cataldo             Chief Information      25,979+               4,284         21,695+               *
                                  Officer,
                                  PeopleFirst, Inc.

        Mark C. Sellon            N/A                      3,998               3,998               0               *

        Mark & Terry              N/A                      2,142               2,142               0               *
        Featherston

        Merrill Lynch Pierce      N/A                     26,706              26,706               0               *
        Fenner & Smith
        Incorporated

        Michael Targoff           N/A                      1,671               1,671               0               *

                                                                                              SHARES BENEFICIALLY OWNED IF
                                                                                             ALL SHARES REGISTERED ARE SOLD
                              PRINCIPAL POSITION(s)   NUMBER OF SHARES                       ------------------------------
          NAME OF SELLING     OF BENEFICIARY WITH    BENEFICIALLY OWNED   NUMBER OF SHARES
            STOCKHOLDER            CAPITAL ONE        PRIOR TO OFFERING      REGISTERED       NUMBER               PERCENT
            -----------            -----------        -----------------      ----------       ------               -------
        Moore Global              N/A                    225,678             225,678               0               *
        Investments, Ltd.

        Moore Overseas            N/A                    224,062             224,062               0               *
        Technology Venture
        Fund, LDC

        Moore Technology          N/A                     52,852              52,852               0               *
        Venture Fund, LLC

        Mounir Nahas              N/A                        334                 334               0               *

        Nancy Quinn               N/A                        835                 835               0               *

        Nazareth A. Festekjian    N/A                      7,833               7,833               0               *

        Nicholas Seaver           N/A                        501                 501               0               *

        NMS Services (Cayman)     N/A                    150,419             150,149               0               *
        Inc.

        Oppenheimer Enterprise    N/A                     33,426              33,426               0               *
        Fund

        Paul Seubert IRA          N/A                      1,942               1,942               0               *
        (Waterhouse National
        Bank fbo)

        Peter E. Hoey             N/A                      2,611               2,611               0               *

        Philip Wilkinson          N/A                        501                 501               0               *

        Ralph E. Young IRA        N/A                        451                 451               0               *
        (National Investor
        Services fbo)

        Randolph Street           N/A                      5,013               5,013               0
        Partners II

        Ramona Tobler             Director of              2,955               2,955               0               *
                                  Organization
                                  Development,
                                  PeopleFirst, Inc.

        Remington Investment      N/A                     51,236              51,236               0               *
        Strategies, LP

        Rena Stokes               N/A                      1,305               1,305               0               *

        Richland Ventures III,    N/A                     16,714              16,714               0               *
        L.P.

        Rob Geiger                N/A                        752                 752               0               *

        Robert M. Okabe &         N/A                      5,712               5,712               0               *
        Martha Frish Okabe

        Robert Wilcox &           N/A                        571                 571               0               *
        Lorraine Wilcox

                                                                                              SHARES BENEFICIALLY OWNED IF
                                                                                             ALL SHARES REGISTERED ARE SOLD
                              PRINCIPAL POSITION(s)   NUMBER OF SHARES                       ------------------------------
          NAME OF SELLING     OF BENEFICIARY WITH    BENEFICIALLY OWNED   NUMBER OF SHARES
            STOCKHOLDER            CAPITAL ONE        PRIOR TO OFFERING      REGISTERED       NUMBER               PERCENT
            -----------            -----------        -----------------      ----------       ------               -------
        Robin K. Kirsch IRA       N/A                        856                 856               0               *
        (Waterhouse National
        Bank fbo)

        Ronald Lemire             N/A                      2,142               2,142               0               *

        Royal Bank of Canada      N/A                    239,809             150,418          89,391               *

        Russell B. Brewer II      N/A                      2,611               2,611               0               *

        Saunders Capital          N/A                     14,792              14,792               0               *
        Group, LLC

        Scott Goverman            N/A                      1,297               1,297               0               *

        Sean Fennema              Director of              2,955               2,955               0               *
                                  Operations,
                                  PeopleFirst, Inc.

        Sherry Perchik            N/A                        128                 128               0               *

        Sixty Wall Street         N/A                    117,470             117,570               0               *
        Fund, L.P.

        Spencer L. Brady          N/A                      1,133               1,133               0               *

        Spencer L. Brady          N/A                        825                 825               0               *
        (Waterhouse National
        Bank fbo)

        Steven C. Arthur &        N/A                        571                 571               0               *
        Katherine E.
        Beyer-Arthur

        Steven T. Kolyer          N/A                      3,468               3,468               0               *

        Sylvia Lomblot            Operations                 856                 856               0               *
                                  Assistant,
                                  PeopleFirst, Inc.

        Terence Soule             N/A                      1,268               1,268               0               *

        Teresa Sakura Young       N/A                        451                 451               0               *
        IRA (Waterhouse
        National Bank fbo)

        Teresa S. Young &         N/A                        571                 571               0               *
        Ralph E. Young

        Thomas Mendell            N/A                      1,504               1,504               0               *

        Tom Staub                 N/A                        171                 171               0               *

        Toni Black                N/A                      1,874               1,874               0               *

        Torre J. Meeder           N/A                      5,997               5,997               0               *

        Vladimir Markovac &       N/A(7)                   5,793               5,793               0               *
        Anika Markovac

                                                                                              SHARES BENEFICIALLY OWNED IF
                                                                                             ALL SHARES REGISTERED ARE SOLD
                              PRINCIPAL POSITION(s)   NUMBER OF SHARES                       ------------------------------
          NAME OF SELLING     OF BENEFICIARY WITH    BENEFICIALLY OWNED   NUMBER OF SHARES
            STOCKHOLDER            CAPITAL ONE        PRIOR TO OFFERING      REGISTERED       NUMBER               PERCENT
            -----------            -----------        -----------------      ----------       ------               -------
        W. Randolph Ellspermann   Chief Financial        80,532+              37,142          43,390               *
                                  Officer,
                                  PeopleFirst, Inc.

        William A. Gracy IRA      N/A                      1,305               1,305               0               *
        (Waterhouse National
        Bank fbo)

        William Stuek             N/A                        835                 835               0               *

        William T. Lloyd, IV      N/A                      3,916               3,916               0               *

                                                                 Percentage of Capital One Financial Corporation
         Total Number of Shares of Common Stock Registered                   Common Stock Outstanding

                             3,728,643                                                1.73%(8)


*       Indicates ownership of less than 1%.

+ Includes shares of Capital One common stock, acquired by the selling stockholder pursuant to the acquisition of PeopleFirst, Inc., that are subject to certain vesting criteria and are not registered hereunder.

(1)     Parents of Gary J. Miller, PeopleFirst, Inc.'s Chief Executive Officer.

(2)     Spouse of David G. Zeller, PeopleFirst, Inc.'s Chief Operating Officer.

(3)     Spouse of Geoffrey M. Halverson, PeopleFirst, Inc.'s Vice President.

(4)     Son of Geoffrey M. Halverson, PeopleFirst, Inc.'s Vice President.

(5)     Spouse of Gary J. Miller, PeopleFirst, Inc.'s Chief Executive Officer.

(6)     Daughter of Geoffrey M. Halverson, PeopleFirst, Inc.'s Vice President.

(7) Parents of Jasna Markovac, spouse of Gary J. Miller, PeopleFirst, Inc.'s Chief Executive Officer.

(8) Based on shares of Capital One Common Stock outstanding as of December 31, 2001.

        The selling stockholders acquired the shares in connection with our acquisition of PeopleFirst which occurred on October 9, 2001.

        Under the terms of our acquisition of PeopleFirst, we agreed to register these shares in a registration statement, and to keep such registration statement effective until the second anniversary of the date the registration statement is declared effective unless all of the shares registered under this registration statement are sold by the selling stockholders prior to that date, or are eligible to be resold under Rule 144 of the Securities Act.

        This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. In addition, this prospectus covers the preferred stock purchase rights that currently trade with our common stock and entitle the holder to purchase additional shares of common stock under certain circumstances.

                              PLAN OF DISTRIBUTION

        We are registering the common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

        The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. We know of no existing arrangements between any selling stockholder and any other selling stockholder, underwriter, broker/dealer or other agent relating to the sale or distribution of the shares. No underwriter, broker/dealer or agent has been engaged by us in connection with the distribution of the shares.

        The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

        - on any national securities exchange, such as the New York Stock Exchange, or quotation service on which the common stock may be listed or quoted at the time of sale,

        -       in the over-the-counter market,

        - in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

        -       through the purchase and sale of over-the-counter options.

        In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities.

        At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

        To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of these securities.

        All expenses of the registration of the common stock will be paid by us; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by John G. Finneran, Jr., our Executive Vice President, General Counsel and Corporate Secretary. Mr. Finneran owns 27,051 shares of our common stock and holds vested options to purchase 119,652 shares of our common stock issued under our 1994 Stock Incentive Plan and unvested options to purchase 430,293 shares of our common stock issued under our 1994 Stock Incentive Plan.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). The SEC's rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

        In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.You may also obtain copies of this information by mail from the Public Reference Room at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You can also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC's web site at http://www.sec.gov. These documents can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus and any prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus and any prospectus supplement. Information that we file later with the SEC and that is incorporated by reference in any prospectus supplement will automatically update and supercede information contained in this prospectus and any prospectus supplement. Our SEC file number is 001-13300.

        The following documents contain important information about us and our financial condition. We have previously filed these documents with the SEC and incorporate them by reference into this prospectus:

        1. Our annual report on Form 10-K for the year ended December 31, 2000, filed on March 29, 2001;

        2. Our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed on May 11, 2001 and our quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed on August 14, 2001;

        3. Our current reports on Form 8-K filed on January 17, 2001, January 19, 2001, April 17, 2001, July 18, 2001, September 21,
                2001, October 17, 2001, October 25, 2001 and November 2, 2001
                and furnished on July 26, 2001 ;

        4. The descriptions of our common stock and attached preferred stock purchase rights set forth in the registration statements on Form 8-A filed on August 24, 1994, and November 16, 1995, to register such securities under Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such descriptions; and

        5.      Our definitive proxy statement(2) dated March 20, 2001.

        We also incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

        Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at Capital One Financial Corporation, Investor Relations Department, 2980 Fairview Park Drive, Falls Church, Virginia 22042, telephone (703) 205-1000.






-----------------------------
(2) The information referred to in Item 402(a)(8) of Regulation S-K and paragraph (d)(3) of Item 7 of Regulation 14C promulgated by the SEC shall not be deemed to be specifically incorporated by reference into this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses will be borne by Capital One. The selling stockholders will pay all underwriting discounts and selling commissions, if any. All amounts set forth below are estimates, other than the SEC registration fee.

      SEC Registration Fee                                                         $39,631
      Printing and Engraving Expenses                                               $1,000
      Legal Fees and Expenses                                                      $10,000
      Accounting Fees and Expenses                                                   $ 750
      Miscellaneous                                                                 $1,119
                                                                                    ------

               TOTAL                                                               $52,500
                                                                                   =======

ITEM 15.        INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Article XI of Capital One's Restated Certificate of Incorporation and
Section 6.7 of Capital One's Bylaws provide, in general, for mandatory indemnification of directors and officers to the extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of Capital One itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

ITEM 16.        EXHIBITS

        EXHIBIT NO.     DESCRIPTION
        -----------     --------------------------------------------------------
        4.1             Restated Certificate of Incorporation of Capital One
                        Financial Corporation (incorporated by reference to Exhibit 3.1 of Capital One's 1994 Annual Report on
                        Form 10-K)

        4.2 Certificate of Amendment to Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated by reference to Exhibit 3.1.2 of Capital One's Current Report on Form 8-K, filed
                        January 16, 2001)

        4.3 Amended and Restated Bylaws of Capital One Financial Corporation (as amended November 18, 1999) (incorporated by reference to Exhibit 3.2 of Capital One's 1999 Annual Report on Form 10-K/A-2)

        4.4 Rights Agreement, dated as of November 16, 1995, between Capital One Financial Corporation and First Chicago Trust Company of New York (as successor to Mellon Bank, N.A.) as Rights Agent (incorporated by reference to Capital One Financial Corporation's Current Report on Form 8-K, filed November 16, 1995)

        4.5 Amendment Number 1 to Rights Agreement, dated as of April 29, 1999, between Capital One Financial Corporation and First Chicago Trust Company of New York (as successor to Mellon Bank, N.A.) as Rights Agent (incorporated by reference to Capital One Financial Corporation's Current Report on Form 8-K, filed
                        May 5, 1999)

        4.6 Amendment Number 2 to Rights Agreement, dated as of October 18, 2001, between Capital One Financial Corporation and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York) as Rights Agent (incorporated by reference to Capital One Financial Corporation's Current Report on Form 8-K, filed November 2, 2001)

        5.1 Opinion of John G. Finneran, Jr., Executive Vice President, General Counsel and Corporate Secretary of Capital One

        23.1 Consent of John G. Finneran, Jr., Executive Vice President, General Counsel and Corporate Secretary of Capital One (contained in Exhibit 5.1)

        23.2            Consent of Ernst & Young LLP, independent auditors

        24.1 Power of Attorney (included on the signature page of this registration statement)*

* PREVIOUSLY FILED.

ITEM 17.        UNDERTAKINGS

A.      Rule 415 Offering. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.      Filings Incorporating Subsequent Exchange Act Documents by Reference

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.      Request for Acceleration of Effective Date

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on the 16th day of January, 2002.

                                            CAPITAL ONE FINANCIAL CORPORATION

                                            By:      /s/ John G. Finneran, Jr.
                                                 -------------------------------
                                                 John G. Finneran, Jr.
                                                 Executive Vice President,
                                                 General Counsel and Corporate
                                                 Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on the 16th day of January, 2002.

                  SIGNATURE                                               TITLE
      /s/ Richard D. Fairbank*                        Director, Chairman and Chief Executive Officer
------------------------------------                 (Principal Executive Officer)
Richard D. Fairbank



     /s/ Nigel W. Morris*                             Director, President and Chief Operating Officer
------------------------------------
Nigel W. Morris



     /s/ David M. Willey*                             Executive Vice President and Chief Financial Officer
------------------------------------                 (Principal Accounting and Financial Officer)
David M. Willey



     /s/ W. Ronald Dietz*                             Director
------------------------------------
W. Ronald Dietz



     /s/ James A. Flick, Jr.*                         Director
------------------------------------
James A. Flick, Jr.



     /s/ Patrick W. Gross*                            Director
------------------------------------
Patrick W. Gross



     /s/ James V. Kimsey*                             Director
------------------------------------
James V. Kimsey



     /s/ Stanley I. Westreich*                        Director
------------------------------------
Stanley I. Westreich

         *By:  /s/   John G. Finneran, Jr.
               ----------------------------------------------

                  Attorney-in-fact

                                  EXHIBIT INDEX

        EXHIBIT NO.     DESCRIPTION
        -----------     --------------------------------------------------------

        4.1 Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated by reference to Exhibit 3.1 of Capital One's 1994 Annual Report on Form 10-K)

        4.2 Certificate of Amendment to Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated by reference to Exhibit 3.1.2 of Capital One's Current Report on Form 8-K, filed
                        January 16, 2001)

        4.3 Amended and Restated Bylaws of Capital One Financial Corporation (as amended November 18, 1999) (incorporated by reference to Exhibit 3.2 of Capital One's 1999 Annual Report on Form 10-K/A-2)

        4.4 Rights Agreement, dated as of November 16, 1995, between Capital One Financial Corporation and First Chicago Trust Company of New York (as successor to Mellon Bank, N.A.) as Rights Agent (incorporated by reference to Capital One Financial Corporation's Current Report on Form 8-K, filed November 16, 1995)

        4.5 Amendment Number 1 to Rights Agreement, dated as of April 29, 1999, between Capital One Financial Corporation and First Chicago Trust Company of New York (as successor to Mellon Bank, N.A.) as Rights Agent (incorporated by reference to Capital One Financial Corporation's Current Report on Form 8-K, filed
                        May 5, 1999)

        4.6 Amendment Number 2 to Rights Agreement, dated as of October 18, 2001, between Capital One Financial Corporation and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York) as Rights Agent (incorporated by reference to Capital One Financial Corporation's Current Report on Form 8-K, filed November 2, 2001)

        5.1 Opinion of John G. Finneran, Jr., Executive Vice President, General Counsel and Corporate Secretary of Capital One

        23.1 Consent of John G. Finneran, Jr., Executive Vice President, General Counsel and Corporate Secretary of Capital One (contained in Exhibit 5.1)

        23.2            Consent of Ernst & Young LLP, independent auditors

        24.1 Power of Attorney (included on the signature page of this registration statement)*

           * Previously filed.